Exhibit 99.1

Tims China Reports Same-Store Sales Growth in April 2023 of 16.3% and Announces Participation in Spring Investor Conferences

SHANGHAI and NEW YORK, May 10, 2023 (GLOBE NEWSWIRE) -- TH International Limited (“Tims China” (Nasdaq: THCH)), the exclusive operator of Tim Hortons coffee shops and Popeyes restaurants in China, today announced that April 2023 same-store sales for company-owned and -operated stores grew by 16.3% compared to April 2022.

In addition, Tims China announced its participation in the following investor conferences.

•	May 9th to 10th the Macquarie DELTAH China Conference 2023 in Hong Kong;
•	May 17th to 19th the Daiwa Securities China Consumer Tour in Shanghai;
•	May 17th the BMO Global Farm to Market Conference in New York City;
•	May 30th to June 1st the Morgan Stanley China Summit 2023 in Hong Kong;
•	June 8th the RBC Consumer Day in New York City; and
•	June 13th to 14th the Oppenheimer 23rd Annual Consumer Growth and E-Commerce Conference.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include THIL’s participation in the upcoming events. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, such as the Company’s inability to implement its business plans, identify and realize additional opportunities, or meet or exceed its financial projections and changes in the regulatory or competitive environment in which the Company operates. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Report on Form 20-F and other documents filed or to be filed by the Company with the SEC from time to time, which could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. The Company cannot assure you that these forward-looking statements will prove to be accurate and assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT TH INTERNATIONAL LIMITED

TH International Limited (Nasdaq: THCH) (“Tims China”) is the parent company of the exclusive master franchisees of Tim Hortons coffee shops in mainland China, Hong Kong, and Macau and Popeyes restaurants in mainland China and Macau. Tims China was founded by Cartesian Capital Group and Tim Hortons Restaurants International, a subsidiary of Restaurant Brands International (TSX: QSR) (NYSE: QSR).

The company’s philosophy is rooted in world-class execution and data-driven decision making and centered on true local relevance, continuous innovation, genuine community, and absolute convenience. For more information, please visit ir.timschina.com.

INVESTOR AND MEDIA CONTACTS

Investor Relations

Tims China Investor Relations:

IR@timschina.com

ICR, LLC

TimsChinaIR@icrinc.com

Public Relations

ICR, LLC

TimsChinaPR@icrinc.com